Exhibit 10.26

ARTICLE I

PURPOSE AND EFFECTIVE DATE

The purpose of the Hughes Supply, Inc. Nonqualified Deferred Compensation Plan (“Plan”) is to aid Hughes Supply, Inc. and its subsidiaries in retaining and attracting executive employees by providing them with tax deferred savings opportunities. The Plan provides a select group of management and highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), of Hughes Supply, Inc. with the opportunity to elect to defer receipt of specified portions of compensation, and to have these deferred amounts treated as if invested in specified hypothetical investment benchmarks. The Plan shall be effective as of March 1, 2002.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Section 2.01 Administrative Committee. “Administrative Committee” means the committee appointed by the Compensation Committee of the Board.

Section 2.02 Base Salary. “Base Salary” means the base rate of cash compensation paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant, including base pay a Participant could have received in cash in lieu of (A) deferrals pursuant to Section 4.02 and (B) contributions made on his behalf to any qualified plan maintained by the Company or to any cafeteria plan under Section 125 of the Internal Revenue Code maintained by the Company.

Section 2.03 Base Salary Deferral. “Base Salary Deferral” means the amount of a Participant’s Base Salary which the Participant elects to have withheld on a pre-tax basis from his Base Salary and credited to his Deferral Account pursuant to Section 4.02.

Section 2.04 Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article X.

Section 2.05 Board. “Board” means the Board of Directors of Hughes Supply, Inc.

Section 2.06 Bonus. “Bonus” means any cash bonus paid by the Company.

Section 2.07 Change in Control. For purposes of this Plan, a “Change in Control” shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(A) any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of either (i) the then outstanding shares of common stock of Hughes Supply, Inc. or (ii) the combined voting power of the then outstanding voting securities of Hughes Supply, Inc. entitled to vote generally in the election of directors, provided that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from Hughes Supply, Inc. (excluding any acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by Hughes Supply, Inc.; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Hughes

Supply, Inc., or any corporation controlled by Hughes Supply, Inc., or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if following such reorganization, merger or consolidation the conditions described in clause (iii) of paragraph (c) below are met;

(B) individuals who, as of March 1, 2002, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to March 1, 2002, whose election, or nomination for election by Hughes Supply, Inc.’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(C) the stockholders of Hughes Supply, Inc. approve: (i) a plan of complete liquidation of Hughes Supply, Inc.; or (ii) an agreement for the sale or disposition of all or substantially all of Hughes Supply, Inc.’s assets; or (iii) a merger, consolidation, or reorganization of Hughes Supply, Inc. with or involving any other corporation, limited liability entity or similar person, other than a merger, consolidation, or reorganization that would result in the voting securities of Hughes Supply, Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the combined voting power of the voting securities of Hughes Supply, Inc. (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

Section 2.08 Code. “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

Section 2.09 Common Stock. “Common Stock” means the common stock of Hughes Supply, Inc.

Section 2.10 Company. “Company” means Hughes Supply, Inc., its successors or affiliated organizations authorized by the Board or the Compensation Committee to participate in the Plan and any organization into which or with which Hughes Supply, Inc. may merge or consolidate or to which all or substantially all of its assets may be transferred.

Section 2.11 Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board.

Section 2.12 Consideration Shares. “Consideration Shares” means shares of Common Stock owned by a Participant for six months or longer.

Section 2.13 Deferral Account. “Deferral Account” means the account maintained on the books of the Administrative Committee for each Participant pursuant to Article VII.

Section 2.14 Deferral Period. “Deferral Period” is defined in Section 4.02.

Section 2.15 Deferred Amount. “Deferred Amount” is defined in Section 4.02.

Section 2.16 Reserved for future use.

Section 2.17 Disability. “Disability” means eligibility for disability benefits under the terms of the Company’s Long-Term Disability Plan.

Section 2.18 Eligible Compensation. “Eligible Compensation” means any Base Salary, Incentive Compensation or Bonuses otherwise payable, or Restricted Stock Grants and/or Gain Shares recognizable as taxable income with respect to a Plan Year that the Administrative Committee deems eligible for deferral under the Plan.

Section 2.19 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.20 Excess 401(k) Contribution. “Excess 401(k) Contribution” means a deferral into the Plan by a Participant of Savings Plan Compensation that such Participant would have been able to defer into The Hughes Supply Inc. Cash or Deferred Profit Sharing Plan and Trust but for limitations imposed by the Code.

Section 2.21 Form of Payment. “Form of Payment” means payment in one lump sum or in substantially equal annual installments of up to 15 years.

Section 2.22 Gain Share Account. “Gain Share Account” means the account maintained on the books by the Administrative Committee for the Participant of the number of Phantom Share Units related to Gain Shares, adjusted for hypothetical gains, earnings, dividends, stock splits, losses, distributions, withdrawals and other similar activities.

Section 2.23 Gain Shares. “Gain Shares” means the shares of Common Stock so determined under Section 5.05 as resulting from the exercise of any Option pursuant to Article V.

Section 2.24 Hardship Withdrawal. “Hardship Withdrawal” means the early payment of all or part of the balance in a Deferral Account(s), Gain Share Account(s), and Restricted Stock Account(s) in the event of an Unforeseeable Emergency.

Section 2.25 Hypothetical Investment Benchmark. “Hypothetical Investment Benchmark” shall mean the phantom investment benchmarks that are used to measure the return credited to a Participant’s Deferral Account.

Section 2.26 Incentive Compensation. “Incentive Compensation” means the amount awarded to a Participant for a Plan Year under any incentive plan maintained by the Company, determined to be eligible for deferral by the Administrative Committee.

Section 2.27 Incentive Deferral. “Incentive Deferral” means the amount of a Participant’s Incentive Compensation or Bonus which the Participant elects to have withheld on a pre-tax basis from his Incentive Compensation or Bonus and credited to his Deferral Account pursuant to Section 4.02.

Section 2.28 Matching Contribution. “Matching Contribution” means the amount of annual matching contribution that the Company may make to the Plan pursuant to Section 9.02.

Section 2.29 Option. “Option” means a nonqualified stock option to purchase shares of Common Stock under the Hughes Supply, Inc. 1997 Executive Stock Option Plan.

Section 2.30 Participant. “Participant” means any individual who is eligible or makes an election to participate in this Plan and who elects to participate by filing a Participation Agreement as provided in Article IV, a Stock Option Gain Deferral Agreement as provided in Article V, or a Restricted Stock Deferral Agreement as provided in Article VI.

Section 2.31 Participation Agreement. “Participation Agreement” means an agreement filed by a Participant in accordance with Article IV.

Section 2.32 Phantom Share Units. “Phantom Share Units” means units of deemed investment in shares of Hughes Supply, Inc. Common Stock so determined under Sections 5.06 & 6.04.

Section 2.33 Plan Year. “Plan Year” means a twelve-month period beginning February 1 and ending the following January 31.

Section 2.34 Restricted Stock. “Restricted Stock” means the shares of Common Stock so determined under Article VI.

Section 2.35 Restricted Stock Account. “Restricted Stock Account” means the account maintained on the books by the Administrative Committee for the Participant of the number of Phantom Share Units related to Restricted Stock Shares, adjusted for hypothetical gains, earnings, dividends, stock splits, losses, distributions, withdrawals and other similar activities.

Section 2.36 Restricted Stock Deferral Agreement. “Restricted Stock Deferral Agreement” means an agreement filed by a Participant in accordance with Article VI to defer receipt of Restricted Stock upon vesting under the Hughes Supply, Inc. 1997 Executive Stock Option Plan.

Section 2.37 Retirement. “Retirement” means retirement of a Participant from the Company after attaining age 55.

Section 2.38 Savings Plan Compensation. “Savings Plan Compensation” has the same meaning as the term “Compensation” in The Hughes Supply, Inc. Cash or Deferred Profit Sharing Plan and Trust, disregarding limitations imposed by Section 401(a)(17) of the Code.

Section 2.39 Stock Option Gain Deferral Agreement. “Stock Option Gain Deferral Agreement” means an agreement filed by a Participant in accordance with Article V to defer receipt of Gain Shares from the exercise of an Option.

Section 2.40 Reserved for Future Use.

Section 2.41 Reserved for Future Use.

Section 2.42 Reserved for Future Use.

Section 2.43 Reserved for Future Use.

Section 2.44 Termination of Employment. “Termination of Employment” means the cessation of a Participant’s services as a full-time employee of the Company for any reason other than Retirement.

Section 2.45 Unforeseeable Emergency. “Unforeseeable Emergency” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 2.46 Valuation Date. “Valuation Date” means the last day of each calendar month or such other date as the Administrative Committee in its sole discretion may determine.

ARTICLE III

ADMINISTRATION

Section 3.01 Compensation Committee and Administrative Committee Duties. This Plan shall be administered by the Compensation Committee. A majority of the members of the Compensation Committee shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Compensation Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by an instrument in writing signed by all its members. Members of the Compensation Committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting and waiver of notice of such meeting. The Compensation Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers are vested in any other person administering this Plan by the Compensation Committee. The Compensation Committee may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Compensation Committee shall be conclusive and binding on the Company, Participants and Beneficiaries.

The Compensation Committee has delegated to the Administrative Committee responsibility for performing certain administrative and ministerial functions under this Plan. The Administrative Committee shall be responsible for determining in the Hypothetical Investment Benchmarks, distribution of Deferred Amounts, distribution of Gain Share Accounts, distribution of Restricted Stock Accounts, determination of account balances, crediting of hypothetical earnings and debiting of hypothetical losses and of distributions, in-service withdrawals, deferral elections and any other duties concerning the day-to-day operation of this Plan, other than the amount of the Matching Contribution as set forth in Section 9.02. The Compensation Committee shall have discretion to delegate to the Administrative Committee such additional duties as it may determine. The Administrative Committee may designate one of its members as a chairperson and may retain and supervise outside providers, third party administrators, record keepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

Neither the Compensation Committee nor a member of the Board nor any member of the Administrative Committee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan. The Compensation Committee and the Administrative Committee shall keep records of all of their respective proceedings and the Administrative Committee shall keep records of all payments made to Participants or Beneficiaries and payments made for expenses or otherwise.

The Company shall, to the fullest extent permitted by law, indemnify each director, officer or employee of the Company (including the heirs, executors, administrators and other personal representatives of such person), each member of the Compensation Committee and Administrative Committee against expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company, the Compensation Committee or Administrative Committee.

Any expense incurred by the Company, the Compensation Committee or the Administrative Committee relative to the administration of this Plan shall be paid by the Company and/or, prior to a Change in Control, may be deducted from the Deferral Accounts of the Participants as determined by the Compensation Committee.

Section 3.02 Claim Procedure. If a Participant or Beneficiary makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. All claims for benefits under this Plan shall be sent to the Administrative Committee. If the Administrative Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Administrative Committee shall inform the claimant in writing of such determination and the reasons therefore in terms calculated to be understood by the claimant. The notice shall be sent within 90 days of the claim unless the Administrative Committee determines that additional time, not exceeding 90 days, is needed and so notifies the Participant. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Administrative Committee a notice that the claimant contests the denial of his or her claim and desires a further review by the Compensation Committee. The Compensation Committee shall within 60 days thereafter review the claim and authorize the claimant to review pertinent documents and submit issues and comments relating to the claim to the Compensation Committee. The Compensation Committee will render a final decision on behalf of the Company with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Chairperson of the Compensation Committee determines that additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Administrative Committee fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Company shall be deemed to have denied the claim.

ARTICLE IV

PARTICIPATION

Section 4.01 Participation. Participation in the Plan shall be limited to executives who (i) are members of a select group of management and highly compensated employees within the meaning of ERISA sections 201(2), 301(a)(3) and 401(a)(1); (ii) meet such eligibility criteria as the Compensation Committee shall establish from time to time, and (iii) elect to participate in this Plan by filing a Participation Agreement, a Stock Option Gain Deferral Agreement, and/or a Restricted Stock Deferral Agreement with the Administrative Committee. Except as provided in Section 4.03, a Participation Agreement must be filed prior to the December 31st immediately preceding the Plan Year for which it is effective; provided, however that in the first year in which an individual first becomes eligible to participate in the Plan, the newly eligible Participant may make an election to defer Base Salary for services to be performed subsequent to the election and for Incentive Compensation or Bonuses not yet determined and payable within 30 days after the date the individual becomes eligible to participate. The Administrative Committee shall have the discretion to establish special deadlines regarding the filing of Participation Agreements.

Section 4.02 Contents of Participation Agreement. Subject to Article IX, each Participation Agreement shall set forth: (i) the amount of Base Salary, Bonuses, Incentive Compensation and Excess 401(k) Contributions for the Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan (the “Deferred Amount”), expressed as either a dollar amount or a percentage of the Base Salary, Bonus, and/or Incentive Compensation for such Plan Year or performance period and/or any Excess 401(k) Contributions that the Participant wishes to make; (ii) the period after which payment of the Deferred Amount is to be made or begin to be made (the “Deferral Period”), which shall be the earlier of (A) a number of full years, not less than three, (B) the period ending upon the Retirement or prior Termination of Employment of the Participant, and (iii) the Form of Payment.

Section 4.03 Modification or Revocation of Election by Participant. A Participant may not change the amount of his Base Salary Deferrals during a Plan Year. However, a Participant may discontinue a Base Salary Deferral election at any time by filing, on such forms and subject to such limitations and restrictions as the Administrative Committee may prescribe in its discretion, a revised Participation Agreement with the Administrative Committee. If approved by the Administrative Committee, revocation shall take effect as soon as possible following its filing. If a Participant discontinues a Base Salary Deferral election during a Plan Year, he will not be permitted to elect to make Base Salary Deferrals again until the later of the first day of the next Plan Year or six months from the date of discontinuance. In addition, the Deferral Period may be extended if an amended Participation Agreement is filed with the Administrative Committee at least one full calendar year before the Deferral Period (as in effect before such amendment) ends. Under no circumstances may a Participant’s Participation Agreement be made, modified or revoked retroactively, nor may a deferral period be shortened or reduced.

ARTICLE V

STOCK OPTION GAIN DEFERRALS

Section 5.01 In General. Subject to provisions of this Article V, Participants may elect to defer receipt and distribution of the gain related to the exercise of Options and resulting Gain Shares until the end of an elected Deferral Period by filing a Stock Option Gain Deferral Agreement with the Administrative Committee. The stock option gain deferral features of the Plan are effective for deferral elections made on or after March 1, 2002.

Section 5.02 Timing of Filing Stock Option Gain Deferral Agreement. A Stock Option Gain Deferral Agreement must be filed at least six months prior to the Date of Exercise, prior to the calendar year in which occurs the Date of Exercise, and no later than the day before the first day of the six month period ending on the Option Expiration Date. An Option with respect to which a Stock Option Gain Deferral Agreement has been filed may not be exercised prior to the dates specified in the preceding sentence. The Administrative Committee shall have the discretion to establish special deadlines regarding the filing of Stock Option Gain Deferral Agreements.

Section 5.03 Contents of Stock Option Gain Deferral Agreement. Each Stock Option Gain Deferral Agreement shall set forth: (i) the number of Options to be exercised in connection with the deferrals hereunder; (ii) the date of grant of the Options; (iii) the Deferral Period ; (iv) any other item determined to be appropriate by the Administrative Committee. A Participant may elect to defer gain in increments of 25%, 50%, 75% or 100% of the number of Gain Shares resulting from Options exercised on any one date of exercise.

Section 5.04 Manner of Exercising Option Shares. A Participant who desires to exercise an Option and to defer current receipt and distribution of the related Gain Shares must follow the procedures and requirements that are applicable to the Option under the Hughes Supply, Inc. 1997 Executive Stock Option Plan, including the procedures and requirements relating to the exercise of an Option; provided, however, that in the case of a deferral of Gain Shares under this Plan, the Participant shall only be permitted to tender Consideration Shares to pay the entire exercise price for any such Option exercised. Notwithstanding the foregoing, the Administrative Committee may in its discretion accept the Participant’s attestation that he or she owns the number of Consideration Shares necessary to effectuate the stock swap contemplated hereunder.

Section 5.05 Determination of Gain Shares. Upon exercise of an Option, the Gain Shares from which the Participant has elected to defer hereunder shall be determined as follows: (i) the aggregate exercise price for all exercised Option shares shall be determined; (ii) the number of Consideration Shares needed to pay the exercise price for such Option shares shall be determined; (iii) the difference between the number of exercised Option shares and the number of Consideration Shares shall be the number of Gain Shares resulting from such exercise. Any fractional Gain Share that results from the computations hereunder shall be rounded up to the nearest whole number.

Section 5.06 Conversion of Gain Shares to Phantom Share Units. As of the Date of Exercise, Gain Shares shall be converted to Phantom Share Units by dividing the amount of the aggregate fair market value of the Gain Shares as of the date of exercise by the fair market value of one share of Common Stock as of the date of exercise. The resulting number of Phantom Share Units shall be credited to the Participant’s Gain Share Account. Any fractional Phantom Share Unit that results from the computations hereunder shall be rounded up to the nearest whole number.

Section 5.07 Changes to the Stock Option Gain Deferral Agreement. A Stock Option Gain Deferral Agreement may not be amended or revoked after the day on which it is filed with the Administrative Committee, except that the Deferral Period may be extended if an amended Stock Option Gain Deferral Agreement is filed with the Administrative Committee at least one full calendar year before the Deferral Period (as in effect before such amendment) ends.

Section 5.08 Failure to Properly Exercise. If a Participant makes a valid election under this Article V to defer Gain Shares and if the Option expires without a proper exercise of the Option by the Participant or if the Participant fails to properly tender or attest to the Consideration Shares by the last day of the Option term, the Participant shall forfeit any opportunity to exercise the Option and the Option shall be canceled as of the end of the last business day of the Option term, according to the terms of the Hughes Supply, Inc. 1997 Executive Stock Option Plan.

Section 5.09 Delivery of Gain and Restricted Stock Shares. The gain and restricted stock shares may be physically delivered to a rabbi trustee or delivered to such other entity as may be designated by the Administrative Committee for safe keeping.

ARTICLE VI

RESTRICTED STOCK DEFERRALS

Section 6.01 In General. Subject to provisions of this Article VI, Participants may elect to defer receipt of Restricted Stock shares until the end of an elected Deferral Period by filing a Restricted Stock Deferral Agreement with the Administrative Committee. The restricted stock deferral features of the Plan are effective for deferral elections made on or after March 1, 2002.

Section 6.02 Timing of Filing Restricted Stock Deferral Agreement. A Restricted Stock Deferral Agreement must be filed at least six months prior to the vesting of such Restricted Stock. The Administrative Committee shall have the discretion to establish special deadlines regarding the filing of Restricted Stock Deferral Agreements.

Section 6.03 Contents of Restricted Stock Deferral Agreement. Each Restricted Stock Deferral Agreement shall set forth: (i) the number of shares to be deferred hereunder; (ii) the Deferral Period ; (iii) any other item determined to be appropriate by the Administrative Committee.

Section 6.04 Conversion of Restricted Stock to Phantom Share Units. As of the date of vesting Restricted Stock shall be converted to Phantom Share Units by dividing the amount of the aggregate fair market value of the Restricted Stock as of the date of vesting by the Fair Market Value of one share of Common Stock as of the date of exercise. The resulting number of Phantom Share Units shall be credited to the Participant’s Restricted Stock Account. Any fractional Phantom Share Unit that results from the computations hereunder shall be rounded up to the nearest whole number.

Section 6.05 Changes to the Restricted Stock Deferral Agreement. A Restricted Stock Deferral Agreement may not be amended or revoked after the day on which it is filed with the Administrative Committee, except that the Deferral Period may be extended if an amended Restricted Stock Deferral Agreement is filed with the Administrative Committee at least one full calendar year before the Deferral Period (as in effect before such amendment) ends.

Section 6.06 Delivery of Restricted Stock Shares. The restricted stock shares may be physically delivered to a rabbi trustee or delivered to such other entity as may be designated by the Administrative Committee for safe keeping.

ARTICLE VII

DEFERRED COMPENSATION

Section 7.01 Elective Deferred Compensation. The Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited by the Administrative Committee to the Participant’s Deferral Account as and when such Deferred Amount would otherwise have been paid to the Participant. To the extent that the Company is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, Federal or local law, such amounts shall be taken out of other compensation eligible to be paid to the Participant that is not deferred under this Plan.

Section 7.02 Vesting of Deferral Account. A Participant shall be 100% vested in his/her Deferral Account at all times.

Section 7.03 Reserved for Future Use.

Section 7.04 Reserved for Future Use.

Section 7.05 Reserved for Future Use.

Section 7.06 Reserved for Future Use.

ARTICLE VIII

MAINTENANCE AND INVESTMENT OF ACCOUNTS

Section 8.01 Maintenance of Accounts. Separate Deferral Accounts, Restricted Stock Accounts and Gain Share Accounts shall be maintained for each Participant. More than one Deferral Account, Restricted Stock Account and Gain Share Account may be maintained for a Participant as necessary to reflect (a) various Hypothetical Investment Benchmarks and/or (b) separate Participation Agreements or other election forms specifying different Deferral Periods and/or forms of payment. A Participant’s Deferral Account(s), Restricted Stock Account(s) and Gain Share Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. The Administrative Committee shall determine the balance of each Deferral Account, Restricted Stock Account and Gain Share Account, as of each Valuation Date, by adjusting the balance of such Deferral Account, Restricted Stock Account and Gain Share Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Section 8.03 distributions pursuant to Article IX with respect to such Deferral Account, Restricted Stock Account and Gain Share Account since the preceding Valuation Date.

Section 8.02 Reserved for Future Use.

Section 8.03 Hypothetical Investment Benchmarks. (A) Each Participant shall be entitled to direct the manner in which his/her Deferral Accounts will be deemed to be invested, selecting among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the Administrative Committee from time to time, and in accordance with such rules, regulations and procedures as the Administrative Committee may establish from time to time.

(B) (i) The Hypothetical Investment Benchmarks available for Deferral Accounts from time to time may include a “Hughes Supply, Inc. Share Fund.” The Hughes Supply, Inc. Share Fund shall consist of deemed investments in shares of Hughes Supply, Inc. Common Stock. Amounts that are deemed to be invested in the Hughes Supply, Inc. Share Fund shall be converted into Phantom Share Units based upon the fair market value of the Common Stock as of the date(s) the amounts are to be credited to a Deferral Account, Restricted Stock Account, or Gain Share Account. To the extent that a participant elects to defer receipt of restricted stock pursuant to the terms of the Plan, such deferred stock will be deemed invested in the Hughes Supply, Inc. Share Fund, and may not be deemed invested in other Hypothetical Investment Benchmarks until such time as the Administrative Committee deems a Participant may allocate amounts credited to the Hughes Supply, Inc. Share Fund to one or more of the other Hypothetical Investment Benchmarks under the Plan. The portion of any Deferral Account that is invested in the Hughes Supply, Inc. Share Fund shall be credited, as of each Valuation Date, with additional Phantom Share Units of Common Stock with respect to dividends paid on the Common Stock with record dates during the period beginning on the day after the most recent preceding Valuation Date and ending on such Valuation Date.

(ii) When a reallocation or a distribution of all or a portion of a Deferral Account that is invested in the Hughes Supply, Inc. Share Fund is to be made, the balance in such a Deferral Account shall be determined by multiplying the fair market value of one share of Common Stock on the most recent Valuation Date preceding the date of such reallocation or distribution by the number of Phantom Share Units to be reallocated or distributed. Upon a lump sum distribution, the amounts in the Hughes Supply, Inc. Share Fund shall be distributed in the form of cash having a value equal to the fair market value of a comparable number of actual shares of Common Stock, or a combination thereof, as determined by the Administrative Committee.

(iii) In the event of a stock dividend, split-up or combination of the Common Stock, merger, consolidation, reorganization, recapitalization, or other change in the corporate structure or capitalization affecting the Common Stock, such that an adjustment is determined by the Administrative Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrative Committee may make appropriate adjustments to the number of deemed shares credited to any Deferral Account. The determination of the Administrative Committee as to such adjustments, if any, to be made shall be conclusive.

(iv) Notwithstanding any other provision of this Plan, the Administrative Committee shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the crediting of deemed shares to his or her Deferral Account is not deemed to be a non-exempt purchase for purposes of such Section 16(b), including without limitation requiring that no shares of Common Stock or cash relating to such deemed shares may be distributed for six months after being credited to such Deferral Account.

Section 8.04 Statement of Accounts. The Administrative Committee shall submit to each Participant quarterly statements of his/her Deferral Account(s), Restricted Stock Accounts and/or Gain Share Accounts(s) in such form as the Administrative Committee deems desirable, setting forth the balance to the credit of such Participant in his/her Deferral Account(s) and/or Gain Share Account(s) and/or Restricted Stock Account(s) as of the end of the most recently completed quarter.

ARTICLE IX

BENEFITS

Section 9.01 Time and Form of Payment. The Company shall pay (in the form and method described in this Article 9) to the Participant the balance of the Participant’s Deferral Account, Restricted Stock Account and Gain Share Account in the Form of Payment elected by the Participant in the applicable Participation Agreement, Restricted Stock Deferral Agreement, or Stock Option Gain Deferral Agreement. The Participant’s Deferral Account and Restricted Stock Account (determined as of the most recent Valuation Date preceding the end of the Deferral Period) shall be paid in cash, regardless of the Form of Payment selected by the Participant. If the Participant’s Form of Payment from his Deferral Account or Restricted Stock Account is in installments, the Company shall make annual cash payments from such Deferral Account and/or Restricted Stock Account in an amount equal to (i) the balance of such Deferral Account and/or Restricted Stock Account (determined as of the most recent Valuation Date preceding the installment payment date), multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installments (including the installment being paid). The first such installment shall be paid as soon as practicable after the end of the Deferral Period and each subsequent installment shall be paid on or about the anniversary of such first payment. Each such installment shall be deemed made on a pro rata basis from each of the different deemed investments of the Deferral Account and Restricted Stock Account (if there are in fact more than one such deemed investment). The Participant’s Gain Share Account shall be paid only in the form of actual shares of Common Stock. If the Form of Payment from the Gain Share Account is installments, each such installment shall be substantially equal during the term of the installment period.

Section 9.02 Matching Contribution. Unless determined otherwise by the Compensation Committee, each Participant may receive a Matching Contribution to be determined by the Compensation Committee . Matching Contributions will be credited to the Participant’s Deferral Account as of the date Company matching contributions would be contributed to the Hughes Supply, Inc. Cash or Deferred Profit Sharing Plan and Trust. Notwithstanding the foregoing, prior to a Change in Control, if the Compensation Committee so determines, the amount of the

Matching Contribution may vary from payroll period to payroll period throughout the Plan Year, may be based on a formula which takes into account compensation other than that which is set forth above, and otherwise may be subject to maximum or minimum limitations different than those set forth above. The Matching Contribution shall be invested among the same Hypothetical Investment Benchmarks as defined in 8.03 in the same proportion as the elections made by the participant governing the deferrals of the participant to which the Matching Contribution relates. Subject to Sections 9.01, 9.07. 9.08 and 9.09, the Matching Contribution shall be distributed to the participant according to the Form of Payment election made by the participant governing his/her deferrals and will vest according to the provisions governing matching contributions in the Hughes Supply, Inc. Cash or Deferred Profit Sharing Plan and Trust.

Section 9.03 Retirement. Subject to Sections 9.01, 9.07, 9.08 and 9.09 hereof, if a Participant has elected to have the balance of his/her Deferral Account, Restricted Stock Account or Gain Share Account distributed upon Retirement, the account balance of the Participant (determined as of the most recent Valuation Date preceding such Retirement) shall be distributed upon Retirement in the Form of Payment as elected in the Participant Agreement, Restricted Stock Deferral Agreement or Stock Option Gain Deferral Agreement, and in the form of cash or actual shares of Common Stock as provided in Section 9.01 above. In the event a Participant has elected an installment Form of Payment upon Retirement and dies prior to the receipt of all such installments, the Beneficiary shall have the right to request a lump sum distribution of the remaining installments, but such right shall be subject to the approval and consent of the Administrative Committee, in its discretion.

Section 9.04 In-Service Distributions. Subject to Sections 9.01, 9.07, 9.08 and 9.09 hereof, if a Participant has elected to defer Eligible Compensation under the Plan for a stated number of years, the account balance of the Participant (determined as of the most recent Valuation Date preceding such Deferral Period) shall be distributed in the Form of Payment as elected in the Participant Agreement, Restricted Stock Deferral Agreement or Stock Option Gain Deferral Agreement, and in the form of cash or actual shares of Common Stock as provided in Section 9.01 above. In the event a Participant has elected an installment Form of Payment for his/her in-service distribution and dies prior to the receipt of all such installments, the Beneficiary shall have the right to request a lump sum distribution of the remaining installments, but such right shall be subject to the approval and consent of the Administrative Committee, in its discretion.

Section 9.05 Reserved for Future Use.

Section 9.06 Reserved for Future Use.

Section 9.07 Other Than Retirement. Notwithstanding the provisions of Sections 9.03 and 9.04 hereof and any Participation Agreement, Restricted Stock Deferral Agreement, Stock Option Gain Deferral Agreement and/or other election form executed by the Participant, if prior to Retirement or commencement of an in-service distribution the Participant (i) dies, (ii) has a Termination of Employment, or (iii) suffers a Disability, the Company shall pay the remaining account balance (determined as of the most recent Valuation Date preceding such event) to the Participant or his/her Beneficiary or Beneficiaries (as the case may be) in a lump sum in cash only with respect to his/her Deferral Account and Restricted Stock Account and with respect to the Participant’s Gain Share Account, in the form of actual shares of Common Stock only.

Section 9.08 Hardship Withdrawals. Notwithstanding the provisions of Section 9.01 and any Participation Agreement, Restricted Stock Deferral Agreement, Stock Option Gain Deferral Agreement and/or other election form executed by the Participant, a Participant shall be entitled to an early, lump sum payment in cash (with respect to his/her Deferral Account and Restricted Stock Account) or in the form of actual shares of Common Stock only (with respect to the Participant’s Gain Share Account) of all or part of the balance in his/her Deferral Account, or Restricted Stock Account or Gain Share Account in the event of an Unforeseeable Emergency, in accordance with this Section 9.08. A distribution pursuant to this Section 9.08 may be made only to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of participation in the Plan. An application for an early payment under this Section 9.08 shall be made to the Administrative Committee in accordance with such procedures as the Administrative Committee shall determine from time to time. The determination of whether, and in what amount, a distribution will be permitted pursuant to this Section 9.08 shall be made by the Administrative Committee, in its discretion.

Section 9.09 Early Withdrawal. Notwithstanding the provisions of Section 9.01 and any Participation Agreement, Restricted Stock Deferral Agreement, Stock Option Gain Deferral Agreement and/or other election form executed by the Participant, a Participant shall be entitled to elect to withdraw all or any part of the vested balance in the Participant’s Deferral Account, Restricted Stock Account and/or Gain Share Account in accordance with this Section 9.09 by filing with the Administrative Committee such forms, and in accordance with such procedures, as the Administrative Committee shall determine from time to time. As soon as practicable after receipt of such form by the Administrative Committee, the Company shall pay an amount equal to ninety percent of the balance in such Participant’s Deferral Account, Restricted Stock Account and/or Gain Share Account (determined as of the most recent Valuation Date preceding the date such election is filed) to the electing Participant in a lump sum in cash (with respect to his/her Deferral Account and Restricted Stock Account) or in the form of actual shares of Common Stock only (with respect to the Participant’s Gain Share Account), and the Participant shall forfeit the remainder of such Deferral Account, Restricted Stock Account and/or Gain Share Account. All Participation Agreements Restricted Stock Deferral Agreements, Stock Option Gain Deferral Agreements and/or other election forms previously filed by a Participant who elects to make a withdrawal under this Section 9.09 shall be null and void after such early withdrawal election is filed (including without limitation Participation Agreements with respect to Plan Years or performance periods that have not yet been completed), and such a Participant shall not thereafter be entitled to file any Participation Agreements under the Plan with respect to the first Plan Year that begins after such early withdrawal election is made.

Section 9.10 Change in Control. In the event of a Change in Control that is recommended for approval to the shareholders by the Board, no immediate special payment shall be made to any Participant and the terms and conditions of the Plan shall remain in full force and effect. Notwithstanding anything contained in this Plan to the contrary, upon a hostile Change in Control, the Company shall immediately pay to each Participant in a lump sum in cash or in Common Stock, with respect to payment of Restricted Stock Accounts and/or Gain Share Accounts and amounts invested in the Company Stock Fund, the balance in his/her Gain Share Accounts and Deferral Account(s) (determined as of the most recent Valuation Date preceding the Change in Control). Hostile Change in Control is defined as a Change in Control of the Company which is not recommended for approval to the shareholders by the Board or a change in control that results in a material reduction in a Participant’s compensation and/or duties.

Section 9.11 Payout Upon Taxable Event. In the event any Participant or his or her Beneficiary is determined to be subject to federal income tax on any amount to the credit of his or her account under the Plan prior to the time of payment under the Plan, a portion of such taxable amount equal to the federal, state and local taxes (excluding any interest or penalties) owed on such taxable amount, shall be distributed to the Participant or his or her Beneficiary, as the case may be, as soon thereafter as practicable. Any such distribution, whether directly from the Company or from a trust, shall reduce the Company’s liability to such Participant or Beneficiary under the Plan with such reductions to be made on a pro rata basis over the term of benefit payments under the Plan. In addition, Participants or Beneficiaries, as the case may be, shall be reimbursed for any interest or penalties in respect of such taxes upon receipt of documentation of same.

Section 9.12 Withholding of Taxes. Notwithstanding any other provision of this Plan, the Company shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.

ARTICLE X

BENEFICIARY DESIGNATION

Section 10.01 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrative Committee, on such form and in accordance with such procedures as the Administrative Committee shall establish from time to time.

Section 10.02 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s Beneficiary shall be deemed to be the Participant’s estate.

ARTICLE XI

AMENDMENT AND TERMINATION OF PLAN

Section 11.01 Amendment. The Board or the Compensation Committee may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account, Gain Share Account, or Restricted Stock Account as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect.

Section 11.02 Company’s Right to Terminate. The Board or the Compensation Committee may at any time terminate the Plan with respect to future Participation Agreements. The Board or the Compensation Committee may also terminate the Plan in its entirety at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company, and upon any such termination, the Company shall immediately pay to each Participant in a lump sum the accrued balance in his Deferral Account, Restricted Stock Account, and/or Gain Share Account (determined as of the most recent Valuation Date preceding the termination date).

ARTICLE XII

MISCELLANEOUS

Section 12.01 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201, 301 and 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

Section 12.02 Nonassignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Section 12.03 Validity and Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.04 Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Florida, without reference to principles of conflict of law, except to the extent preempted by federal law.

Section 12.05 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee of the Company or change the status of the Participant’s employment or the policies of the Company and its affiliates regarding termination of employment. Section 12.06 Underlying Incentive Plans and Programs. Nothing in this Plan shall prevent the Company from modifying, amending or terminating its compensation or incentive plans and programs.

Section 12.07 Successors. Hughes Supply, Inc. shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business or assets to expressly assume and agree to perform under this Plan in the same manner and to the same extent that it would be required to perform if no such succession had taken place. As used in this Plan, the term “Hughes Supply, Inc.” shall mean any successor that expressly assumes and agrees to perform this Plan or which otherwise becomes bound by all the terms and provisions of this Plan by operation of law; provided, however, that nothing contained in this Section 12.07 shall be interpreted to negate the occurrence of a Change in Control.

Effective as of March 1, 2002	Hughes Supply, Inc.

APPENDIX A

MONY Money Market

PIMCO Total Return Instl

PIMCO Real Return Bond A

MFS Total Return A

Dreyfus Appreciation

Dreyfus S&P 500 Index

T. Rowe Price Equity-Inc

Enterprise Growth A

Fidelity Growth Company

Enterprise High-Yield Bond A

Lord Abbett Mid-Cap Value A

Alger MidCap Growth A

Janus Aspen Intl Growth Instl

Enterprise Small Co Value A

Dreyfus Small Cap Stock Index

MFS New Discovery A